                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-11(c) or Rule 14a-12

                               Vector Group Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               VECTOR GROUP LTD.
                             100 S.E. SECOND STREET
                              MIAMI, FLORIDA 33131

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 2002

To the Stockholders of Vector Group Ltd.:

     The Annual Meeting of Stockholders of Vector Group Ltd., a Delaware corporation (the "Company"), will be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Friday, May 17, 2002 at 11:00 a.m. local time, and at any postponement or adjournment thereof, for the following purposes:

          1. To elect five directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

          2. To transact such other business as properly may come before the meeting or any adjournments or postponements of the meeting.

     Every holder of record of Common Stock of the Company at the close of business on April 10, 2002 is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from May 7, 2002 to May 17, 2002, at the headquarters of the Company located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. A proxy statement, form of proxy and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 are enclosed herewith.

                                           By Order of the Board of Directors,

                                           /s/ Bennett S. LeBow
                                           -----------------------------------
                                           BENNETT S. LEBOW
                                           Chairman of the Board of Directors

Miami, Florida
April 15, 2002

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                               VECTOR GROUP LTD.
                             100 S.E. SECOND STREET
                              MIAMI, FLORIDA 33131

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                                  INTRODUCTION

     The enclosed proxy is solicited on behalf of the Board of Directors of Vector Group Ltd., a Delaware corporation (the "Company"). The proxy is solicited for use at the annual meeting of stockholders to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Friday, May 17, 2002, at 11:00 a.m. local time, and at any postponement or adjournment. The Company's principal executive offices are located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, and its telephone number is (305) 579-8000.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Every holder of record of common stock of the Company at the close of business on April 10, 2002 is entitled to notice of the meeting and any adjournments or postponements and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. At the record date, the Company had outstanding 33,257,284 shares of Common Stock. This proxy statement, accompanying notice and proxy and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 are first being mailed to stockholders on or about April 17, 2002.

     Any stockholder giving a proxy has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at or prior to the annual meeting to the secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the annual meeting if the stockholder is present and elects to vote in person. Mere attendance at the annual meeting will not serve to revoke a proxy. Abstentions and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present for quorum purposes. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

     All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted FOR the election of the board's nominees. The nominees receiving a plurality of the votes cast will be elected as directors. The affirmative vote of the majority of votes present and entitled to vote on the matter at the meeting will be necessary for approval of any other matters to be considered at the annual meeting. With respect to the election of directors, shares as to which authority is withheld and broker shares that are not voted will not be included in determining the number of votes cast. With respect to other matters, abstentions and broker shares that are not voted are not treated as present and entitled to vote on the matter.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the record date, the beneficial ownership of the Company's Common Stock, the only class of voting securities, by:

     - each person known to the Company to own beneficially more than five percent of the Common Stock;

     - each of the Company's directors and nominees;

     - each of the Company's named executive officers (as such term is defined in the Summary Compensation Table below); and

     - all directors and executive officers as a group.

     Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned, and the business address of each person is 100 S.E. Second Street, Miami, Florida 33131.

                                                              NUMBER OF    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                            SHARES       CLASS
------------------------------------                          ----------   ----------
Bennett S. LeBow(1)(5)(7)...................................  12,463,343      35.2%
High River Limited Partnership(2)...........................   6,775,825      20.0%
Barberry Corp.
Carl C. Icahn
  767 Fifth Avenue
  New York, NY 10153
Richard S. Ressler(3).......................................   2,112,663       6.4%
  Orchard Capital Corporation
  10960 Wilshire Boulevard
  Los Angeles, CA 90024
Howard M. Lorber(4)(5)(7)...................................   1,702,763       4.9%
Robert J. Eide(5)(6)........................................      37,515        (*)
  Aegis Capital Corp.
  70 East Sunrise Highway
  Valley Stream, NY 11581
Jeffrey S. Podell(5)(6).....................................      38,502        (*)
  182 Gannet Court
  Manhasset, NY 11030
Jean E. Sharpe(5)(6)........................................      26,926        (*)
  462 Haines Road
  Mt. Kisco, NY 10549
Richard J. Lampen(7)(8).....................................     149,329        (*)
Marc N. Bell(7)(8)..........................................      59,677        (*)
Ronald J. Bernstein(9)......................................          --        --
  Liggett Group Inc.
  100 Maple Lane
  Mebane, NC 27302
All directors and executive officers as a group (8
  persons)..................................................  14,478,055      38.8%

---------------

(*) The percentage of shares beneficially owned does not exceed 1% of the Common
    Stock.

(1) Includes 9,555,173 shares of the Common Stock held by LeBow Gamma Limited Partnership, a Nevada limited partnership, 317,059 shares held by LeBow Alpha LLLP, a Delaware limited liability limited partnership, 420,564 shares held by The Bennett and Geraldine LeBow Foundation, Inc., a Florida not-for-profit corporation, and 2,170,547 shares acquirable by LeBow Epsilon 2001 Limited Partnership, a Delaware limited partnership, as assignee of Mr. LeBow, upon exercise of currently exercisable options to purchase Common Stock. Mr. LeBow indirectly exercises sole voting power and sole dispositive power over the shares of Common Stock held or acquirable by the partnerships. Of the shares held by LeBow Alpha LLLP, 317,059 shares are pledged to US Clearing Corp. to secure a margin loan to Mr. LeBow. LeBow Holdings, Inc., a Nevada corporation, is the general partner of LeBow Alpha LLLP and is the sole stockholder of LeBow Gamma Inc., a Nevada corporation, which is the general partner of LeBow Gamma Limited Partnership. LeBow Epsilon 2001 LLC, a Delaware limited liability company, is the general partner of LeBow Epsilon 2001 Limited Partnership. Mr. LeBow is a director, officer and sole shareholder of LeBow Holdings Inc., a director and officer of LeBow Gamma Inc. and the sole member and manager of LeBow Epsilon 2001 LLC. Mr. LeBow and family members serve as directors and executive officers of the foundation, and Mr. LeBow possesses shared voting power and shared dispositive power with the other directors of the foundation with respect to the foundation's shares of Common Stock.

(2) Based upon Amendment No. 1 to Schedule 13D dated October 7, 1998, filed by the named entities. Barberry Corp. is the general partner of High River Limited Partnership and is wholly owned by Mr. Icahn. Includes 601,323 shares of Common Stock issuable upon conversion of the Company's convertible notes.

(3) Based upon Amendment No. 6 to Schedule 13D dated April 15, 1998, filed by the named individual.

(4) Includes 14,561 shares of Common Stock held by the Lorber Charitable Fund, a New York not-for-profit corporation, and 1,688,202 shares acquirable by Lorber Epsilon Investments Trust, as assignee of Mr. Lorber, upon exercise of currently exercisable options to purchase Common Stock. Mr. Lorber is the sole trustee of Lorber Epsilon Investments Trust and indirectly exercises sole voting power and sole dispositive power over the shares of Common Stock acquirable by the trust. Mr. Lorber and family members serve as directors and executive officers of the charitable fund, and Mr. Lorber possesses shared voting power and shared dispositive power with the other directors of the fund with respect to the fund's shares of Common Stock.

(5) The named individual is a director of the Company.

(6) Includes 7,350 shares issuable upon exercise of currently exercisable options to purchase Common Stock.

(7) The named individual is an executive officer of the Company.

(8) Represents shares issuable upon exercise of currently exercisable options to purchase Common Stock.

(9) The named individual is an executive officer of the Company's subsidiary Liggett Group Inc.

     In addition, by virtue of his controlling interest in the Company, Mr. LeBow may be deemed to own beneficially the securities of the Company's subsidiaries, including VGR Holding Inc., Liggett and New Valley Corporation. The disclosure of this information should not be construed as an admission that Mr. LeBow is the beneficial owner of any securities of the Company's subsidiaries under Rule 13d-3 of the Securities Exchange Act of 1934 or for any other purpose, and beneficial ownership is expressly disclaimed. None of the Company's other directors or executive officers beneficially owns any equity securities of any of the Company's subsidiaries, except for Mr. Lorber and his affiliates who own 720,037 common shares of New Valley and 36,112 warrants to purchase New Valley common shares and hold options to acquire 65,333 New Valley common shares and 584,000 warrants.

                      NOMINATION AND ELECTION OF DIRECTORS

     The by-laws of the Company provide, among other things, that the board, from time to time, shall determine the number of directors of the Company. The size of the board is presently set at five. The present term of office of all directors will expire at the annual meeting. Five directors are to be elected at the annual meeting to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

     It is intended that proxies received will be voted FOR election of the nominees named below unless marked to the contrary. In the event any such person is unable or unwilling to serve as a director, proxies may be voted for substitute nominees designated by the present board. The board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.

     The board recommends that stockholders vote FOR election of the nominees named below.

INFORMATION WITH RESPECT TO NOMINEES

     The following table sets forth certain information, as of the record date, with respect to each of the nominees. Each nominee is a citizen of the United States.

NAME AND ADDRESS                        AGE            PRINCIPAL OCCUPATION
----------------                        ---            --------------------
Bennett S. LeBow......................  64    Chairman of the Board and Chief
                                              Executive
  Vector Group Ltd.                           Officer
  100 S.E. Second Street
  Miami, FL 33131

Howard M. Lorber......................  53    President and Chief Operating Officer
  Vector Group Ltd.
  100 S.E. Second Street
  Miami, FL 33131

Robert J. Eide........................  49    Chairman and Treasurer, Aegis
  Aegis Capital Corp.                         Capital Corp.
  70 E. Sunrise Highway
  Valley Stream, NY 11581

Jeffrey S. Podell.....................  61    Chairman of the Board and President,
  182 Gannet Court                            Newsote, Inc.
  Manhasset, NY 11030

Jean E. Sharpe........................  55    Private Investor
  462 Haines Road
  Mt. Kisco, NY 10549

     Each director is elected annually and serves until the next annual meeting of stockholders and until his successor is duly elected and qualified.

BUSINESS EXPERIENCE OF NOMINEES

     Bennett S. LeBow has been Chairman of the Board and Chief Executive Officer of the Company since June 1990 and has been a director of the Company since October 1986. Since November 1990, he has been Chairman of the Board and Chief Executive Officer of VGR Holding Inc., a wholly-owned subsidiary of the Company, which directly or indirectly holds the Company's equity interests in several private and public companies. Mr. LeBow has served as President and Chief Executive Officer of Vector Tobacco Inc., a subsidiary of the Company engaged in the development and marketing of reduced carcinogen and nicotine-free cigarette products, since January 2001 and as a director since October 1999. Mr. LeBow has been a director of Liggett, a subsidiary of the Company engaged in the manufacture and sale of cigarettes in the United States, since June 1990, and a director of Ladenburg Thalmann Financial Services Inc. since May 2001. Mr. LeBow has been Chairman of the Board of New Valley, a majority-owned subsidiary of the Company currently engaged in the real estate business and seeking to acquire additional operating companies, since January 1988 and Chief Executive Officer since November 1994.

     Howard M. Lorber has been President and Chief Operating Officer of the Company and VGR Holding since January 2001. Since November 1994, Mr. Lorber has served as President and Chief Operating Officer of New Valley, where he also serves as a director. Mr. Lorber has been a stockholder and a registered representative of Aegis Capital Corp., a broker-dealer and a member firm of the National Association of Securities Dealers, since 1984; Chairman of the Board of Directors since 1987 and Chief Executive Officer since November 1993 of Nathan's Famous, Inc., a chain of fast food restaurants; a consultant to the Company and Liggett from January 1994 to January 2001; a director and member of the Audit Committee of United Capital Corp., a real estate investment and diversified manufacturing company, since May 1991; a director and member of the Audit Committee of Prime Hospitality Corp., a company doing business in the lodging industry, since May 1994; and the Chairman of the Board of Ladenburg Thalmann Financial Services since May 2001.

     Robert J. Eide has been a director of the Company and VGR Holding since November 1993. Mr. Eide has been the Chairman and Treasurer of Aegis Capital Corp., a registered broker-dealer, since 1984. Mr. Eide also serves as a director of Nathan's Famous, Inc., a restaurant chain.

     Jeffrey S. Podell has been a director of the Company and VGR Holding since November 1993. Mr. Podell has been the Chairman of the Board and President of Newsote, Inc., a privately-held holding company, since 1989.

     Jean E. Sharpe has been a director of the Company and VGR Holding since May 1998. Ms. Sharpe is a private investor and has engaged in various philanthropic activities since her retirement in September 1993 as Executive Vice President and Secretary of the Company and as an officer of various of its subsidiaries. Ms. Sharpe previously served as a director of the Company from July 1990 until September 1993.

BOARD OF DIRECTORS AND COMMITTEES

     During 2001, the board held eight meetings. During 2001, the executive committee (currently composed of Messrs. Eide and LeBow) did not meet, while the compensation committee (currently composed of Messrs. Eide and Podell) met once and the audit committee (currently composed of Messrs. Eide and Podell and Ms. Sharpe) met four times. Each director attended at least 75% of the aggregate number of meetings of the board and of each committee of which he was a member held during such period. The Company does not have a nominating committee.

     The executive committee exercises, in the intervals between meetings of the board, all the powers of the board in the management and affairs of the Company.

     The audit committee reviews the services to be performed by the Company's independent accountants, makes recommendations regarding the engagement of the independent accountants and reviews the quarterly and year-end financial statements of the Company with management and the independent accountants. See "Audit Committee Report."

     The compensation committee reviews, approves and administers management compensation and executive compensation plans. The compensation committee also administers the Company's 1998 and 1999 Long-Term Incentive Plans.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation awarded to, earned by or paid during the past three years to those persons who were, at December 31, 2001, the Company's Chief Executive Officer and the other four most highly compensated executive officers (collectively, the "named executive officers"):

                         SUMMARY COMPENSATION TABLE(1)

                                                                                         LONG-TERM
                                              ANNUAL COMPENSATION                       COMPENSATION
                              ----------------------------------------------------      ------------
                                                                       OTHER             SECURITIES          ALL
                                                                       ANNUAL            UNDERLYING         OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY ($)     BONUS ($)     COMPENSATION ($)      OPTIONS (#)    COMPENSATION ($)
---------------------------   ----   ----------     ---------     ----------------      -----------    ----------------
Bennett S. LeBow............  2001   3,739,501(2)   1,043,700(3)       68,101(4)           525,000          505,858(5)
  Chairman of the Board       2000   3,527,282(2)     916,369(3)       67,085(4)                --          530,560(5)
  and Chief Executive         1999   3,739,501(2)   1,043,700(3)       56,946(4)         1,653,750          477,000(5)
  Officer
Howard M. Lorber(6).........  2001   2,219,725(7)     500,000(7)       90,000(4)           262,500
  President and Chief
  Operating Officer
Richard J. Lampen(8)........  2001     750,000             --              --                   --
  Executive Vice President    2000     750,000             --              --                   --
                              1999     750,000             --              --              110,250
Marc N. Bell(9).............  2001     375,000             --              --                   --
  Vice President, General     2000     300,000        100,000              --                   --
  Counsel and Secretary       1999     300,000             --              --               55,125
Ronald J. Bernstein(10).....  2001     650,000        650,000              --              250,000               --
  President and Chief         2000     533,333         81,958          62,423(11)          275,625        4,000,000(12)
  Executive Officer of
  Liggett

---------------

 (1) Unless otherwise stated, the aggregate value of perquisites and other personal benefits received by the named executive officers are not reflected because the amounts were below the reporting requirements established by SEC rules.

 (2) Includes salary paid by New Valley of $2,000,000 per year.

 (3) Includes payments equal to 10% of Mr. LeBow's base salary from the Company ($173,950 in 2001, $152,728 in 2000 and $173,950 in 1999) in lieu of certain other executive benefits.

 (4) Represents an allowance paid by New Valley to an entity affiliated with Mr. LeBow and to Mr. Lorber for lodging and related business expenses.

 (5) Represents premiums paid by the Company under collateral assignment split-dollar insurance agreements covering the life of Mr. LeBow entered into by the Company commencing in December 1998. For a period of ten years, the Company will advance the amount of the annual premiums on the policies, less the maximum permitted borrowings under the policies. Upon surrender of the policies or payment of the death benefits, the Company is entitled to repayment of all premiums paid by it.

 (6) Effective January 17, 2001, Mr. Lorber was appointed President and Chief Operating Officer of the Company. Mr. Lorber had previously served as a consultant to the Company and its Liggett and as President and Chief Operating Officer of New Valley, a position he continues to hold.

 (7) Includes salary of $1,739,725 and bonus of $500,000 paid by New Valley.

 (8) The table reflects 100% of Mr. Lampen's salary and bonus, all of which are paid by New Valley. Of Mr. Lampen's salary from New Valley, $187,500 per year has been reimbursed to New Valley by the Company.

 (9) The table reflects 100% of Mr. Bell's salary and bonus, all of which are paid by the Company. Of Mr. Bell's salary and bonus from the Company, $187,500 in 2001, $150,000 in 2000 and $150,000 in 1999 have been reimbursed to the Company by New Valley.

(10) Effective September 1, 2000, Mr. Bernstein was appointed President and Chief Executive Officer of Liggett. Previously Mr. Bernstein had served as President of Western Tobacco Investments LLC which held the Company's ownership interests in Liggett-Ducat Ltd.

(11) Represents automobile allowance, relocation expense and group term life insurance provided to Mr. Bernstein.

(12) Represents a commission paid to Mr. Bernstein in connection with the sale of Western Tobacco Investments equal to one-percent of the aggregate sales price.

     The following table sets forth all grants of stock options to the named executive officers during 2001.

                          STOCK OPTION GRANTS IN 2001

                                       NUMBER OF     PERCENT OF
                                      SECURITIES    TOTAL OPTIONS
                                      UNDERLYING     GRANTED TO     EXERCISE                    GRANT
                                        OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   DATE PRESENT
NAME                                  GRANTED (#)       2001        ($/SHARE)      DATE      VALUE ($)(3)
----                                  -----------   -------------   ---------   ----------   ------------
Bennett S. LeBow....................    525,000(1)     30.0%         $18.21      1/22/11      $6,394,500
Howard M. Lorber....................    262,500(1)     15.0%         $18.21      1/22/11      $3,197,250
Ronald J. Bernstein.................    250,000(2)     14.3%         $38.40      9/21/11      $3,620,000

---------------

(1) Represents options to purchase shares of Common Stock granted at fair market value on January 22, 2001. Common stock dividend equivalents will be paid currently with respect to each share underlying the unexercised portion of the option. Subject to earlier vesting upon death or disability, the options vest and become exercisable on November 4, 2003.

(2) Represents options to purchase shares of Common Stock granted at fair market value on September 21, 2001. The options vest and become exercisable as to 25% of the shares on each of the second through fifth anniversaries of the date of grant.

(3) The estimated present value at grant date of options granted during 2001 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: volatility of 48.79% for Messrs. LeBow and Lorber and 53.61% for Mr. Bernstein, a risk-free rate of 5.236% for Messrs. LeBow and Lorber and 4.691% for Mr. Bernstein, an expected life of 10 years, a dividend rate of 0% for Messrs. LeBow and Lorber and 4.17% for Mr. Bernstein, and no forfeiture. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

     The following table sets forth certain information concerning option exercises during 2001 by the named executive officers and the status of their options as of December 31, 2001.

              AGGREGATED OPTION EXERCISES DURING LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                            VALUE         UNDERLYING UNEXERCISED               IN-THE-MONEY
                       NUMBER OF SHARES    REALIZED    OPTIONS AT DECEMBER 31, 2001   OPTIONS AT DECEMBER 31, 2001*
                         ACQUIRED ON         UPON      ----------------------------   ------------------------------
NAME                       EXERCISE        EXERCISE    EXERCISABLE    UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
----                   ----------------   ----------   -----------    -------------   ------------    --------------
Bennett S. LeBow.....           --                --    2,170,547       2,902,265     $53,004,758      $38,859,188
Howard M. Lorber.....           --                --    1,688,202       1,151,391     $50,460,841      $20,404,220
Richard J. Lampen....       51,365        $1,887,502       99,166         210,577     $ 2,829,206      $ 4,940,542
Marc N. Bell.........       17,500        $  646,275       40,383          74,419     $ 1,152,127      $ 1,589,564
Ronald J.
  Bernstein..........           --                --          -0-         525,625              --      $ 5,493,206

---------------

* Calculated using the closing price of $32.85 per share on December 31, 2001 less the option exercise price.

COMPENSATION OF DIRECTORS

     Outside directors of the Company receive $7,000 per annum as compensation for serving as director, $2,500 ($5,000 for the chair) per annum for membership on each of the audit and compensation committees, $1,000 per meeting for each board meeting attended, and $500 per meeting for each committee meeting attended. In addition, each outside director of VGR Holding receives $28,000 per annum as compensation for serving as director, $500 per meeting for each board meeting attended, and $500 for each committee meeting attended. Each director is reimbursed for reasonable out-of-pocket expenses incurred in serving on the board of the Company and/or VGR Holding. The Company also makes available health and dental insurance coverage to its directors.

     In June 2001, each outside director of the Company received an award of 10,500 shares of Common Stock for services as a director. Subject to earlier vesting upon a change of control (as defined), the shares vest in three equal annual installments commencing on the first anniversary of the date of grant.

EMPLOYMENT AGREEMENTS

     Bennett S. LeBow is a party to an employment agreement with the Company dated February 21, 1992, as amended July 20, 1998. The agreement has a one-year term with automatic renewals for additional one-year terms unless notice of non-renewal is given by either party six months prior to the termination date. As of January 1, 2002, Mr. LeBow's annual base salary from the Company was $1,739,501. He is also entitled to an annual bonus for 2002 of $869,750 and an annual payment equal to 10% of his base salary in lieu of certain other executive benefits such as club memberships, company-paid automobiles and other similar perquisites. Following termination of his employment without cause, he would continue to receive his then current base salary and bonus for 24 months. Following termination of his employment within two years of a change of control or in connection with similar events, he would receive a lump sum payment equal to 2.99 times his then current base salary and bonus.

     Mr. LeBow is a party to an employment agreement with New Valley dated as of June 1, 1995, as amended effective as of January 1, 1996. The agreement had an initial term of three years effective as of January 18, 1995, with an automatic one year extension on each anniversary of the effective date unless notice of non-extension is given by either party within the 60-day period before such anniversary date. As of January 1, 2002, Mr. LeBow's annual base salary from New Valley was $2,000,000. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change of control, he would receive a lump sum payment equal to 2.99 times his then current base salary.

     Howard M. Lorber is a party to an employment agreement with the Company dated January 17, 2001. The agreement has an initial term of three years from January 17, 2001, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 2002, Mr. Lorber's annual base salary was $480,000. Mr. Lorber's salary is subject to an annual cost of living adjustment. In addition, the Board must periodically review this base salary and may increase but not decrease it from time to time in its sole discretion. The Board may also award an annual bonus to Mr. Lorber in its sole discretion. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change of control, he would receive a lump sum payment equal to 2.99 times the sum of his then current base salary and the bonus amounts earned by him for the twelve-month period ending with the last day of the month immediately before the month in which the termination occurs.

     Mr. Lorber is a party to an employment agreement with New Valley dated June 1, 1995. The agreement has an initial term of three years effective as of January 18, 1995, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 2002, Mr. Lorber's annual base salary was $1,773,726. Mr. Lorber's salary is subject to an annual cost of living adjustment. In addition, the Board must periodically review this base salary and may increase but not decrease it from time to time in its sole discretion. The Board may also award an annual bonus to Mr. Lorber in its sole discretion. The Board awarded Mr. Lorber a bonus of $500,000 for 2001. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change of control, he would receive a lump sum payment equal to 2.99 times the sum of his then current base salary and the bonus amounts earned by him for the twelve-month period ending with the last day of the month immediately before the month in which the termination occurs.

     Richard J. Lampen is a party to an employment agreement with New Valley dated September 22, 1995. The agreement had an initial term of two and a quarter years from October 1, 1995 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the 90-day period prior to the termination date. As of January 1, 2002, his annual base salary was $750,000. In addition, the New Valley board of directors may award an annual bonus to Mr. Lampen in its sole discretion. The New Valley Board may increase but not decrease Mr. Lampen's base salary from time to time in its sole discretion. Following termination of his employment without cause, Mr. Lampen would receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.

     Marc N. Bell is a party to an employment agreement with the Company dated April 15, 1994. The agreement had an initial term of two years from April 15, 1994 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the 60-day period prior to the termination date. As of January 1, 2002, his annual base salary was $375,000. In addition, the board of directors may award an annual bonus to Mr. Bell in its sole discretion. The board may increase but not decrease Mr. Bell's base salary from time to time in its sole discretion. Following termination of his employment without cause, Mr. Bell would receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.

     Ronald J. Bernstein, President and Chief Executive Officer of Liggett, is a party to an employment agreement with Liggett dated September 1, 2000. As of January 1, 2002, Mr. Bernstein's annual salary was $650,000. Bonus payments are at the sole discretion of the board of Liggett. Liggett paid Mr. Bernstein a bonus of $650,000 for 2001. In case of termination, Mr. Bernstein is covered by Liggett's executive termination policy which provides for 24 months of termination pay at the current salary of an executive, if a senior executive officer's employment is terminated without cause.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2001, Messrs. Eide and Podell were members of the Company's compensation committee. Messrs. Eide and Podell serve as directors of VGR Holding.

     Mr. LeBow is Chairman of the Board and Chief Executive Officer of New Valley and VGR Holding. The Board of New Valley does not have a separate compensation committee and acts on compensation matters as a committee of the whole. Mr. Lorber, an executive officer and director of the Company and VGR Holding, and Mr. Lampen, an executive officer of the Company and VGR Holding, are executive officers and directors of New Valley.

DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

     Liggett sponsors the Retirement Plan For Salaried Non-Bargaining Unit Employees of Liggett, which is a noncontributory, defined benefit plan. Each salaried employee of the participating companies becomes a participant on the first day of the month following one year of employment with 1,000 hours of service and the attainment of age 21. A participant becomes vested as to benefits on the earlier of his attainment of age 65, or upon completion of five years of service. Benefits become payable on a participant's normal retirement date, age 65, or, at the participant's election, at his early retirement after he has attained age 55 and completed ten years of service. A participant's annual benefit at normal retirement date is equal to the sum of: (A) the product of:
(1) the sum of: (a) 1.4% of the participant's average annual earnings during the five-year period from January 1, 1986 through December 31, 1990 not in excess of $19,500 and (b) 1.7% of his average annual earnings during such five-year period in excess of $19,500 and (2) the number of his years of credited service prior to January 1, 1991; (B) 1.55% of his annual earnings during each such year after December 31, 1990, not in excess of $16,500; and (C) 1.85% of his annual earnings during such year in excess of $16,500. The maximum years of credited service is 35. If an employee was hired prior to January 1, 1983, there is no reduction for early retirement. If hired on or after January 1, 1983, there is a reduction for early retirement equal to 3% per year for the number of years prior to age 65 (age 62 if the participant has at least 20 years of service) that the participant retires. The plan also provides benefits to disabled participants and to surviving spouses of participants who die before retirement. Benefits are paid in the form of a single life annuity, with optional actuarially equivalent forms of annuity available. Payment of benefits is made beginning on the first day of the month immediately following retirement. As of December 31, 1993, the accrual of benefits under the plan was frozen.

     As of December 31, 2001, none of the named executive officers was eligible to receive any benefits under the retirement plan.

     Under some circumstances, the amount of retirement benefits payable under the retirement plan to some employees may be limited by the federal tax laws. Any benefit lost due to such a limitation will be made up by Liggett through a non-qualified supplemental retirement benefit plan. Liggett has accrued, but not funded, amounts to pay benefits under this supplemental plan.

     Effective January 1, 2002, the Company adopted a Supplemental Executive Retirement Plan ("SERP"). The SERP is a defined benefit plan pursuant to which the Company will pay pension benefits to certain key employees, including Messrs. LeBow, Lorber and Bernstein. The SERP is intended to be unfunded for tax purposes, and payments under the SERP will be made out of the general assets of the Company.

     Under the SERP, the projected annual benefit payable to a participant at his normal retirement date is a predetermined amount set by the Company's board of directors ($2,524,163 for Mr. LeBow, $1,051,875 for Mr. Lorber and $438,750 for Mr. Bernstein). Normal retirement date is defined as the January 1 following the attainment by the participant of the later of age 60 or the completion of 8 years of service following January 1, 2002 for the Company or a subsidiary. In the case of a participant who becomes disabled prior to his normal retirement date or whose service is terminated without cause, the participant's benefit consists of a fractional portion of the full projected retirement benefit to which he would have been entitled had he remained employed through his normal retirement date, as actuarially discounted back to the date of payment. A participant who dies while working for the Company or a subsidiary (and before becoming disabled or attaining his normal retirement date) will be paid an actuarially discounted equivalent of his projected retirement benefit; conversely, a participant who retires beyond his normal retirement date will receive an actuarially increased equivalent of his projected retirement benefit. No participant whose employment is terminated upon his own volition, or for any reason other than death, disability or attainment of normal (or late) retirement will be entitled to any benefits under the SERP.

     Benefits under the SERP are generally payable in the form of a joint and survivor annuity (in the case of a married participant) or a single life annuity (in the case of an unmarried participant), with either such form of distribution representing the actuarial equivalent of the benefits due the participant. A participant may also request that his benefits be paid in a lump sum, but the Company may approve or disapprove such request in its discretion.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation arrangements for the Company's executive officers are usually negotiated on an individual basis between Mr. LeBow and each executive. The Company's executive compensation philosophy is:

     - to base management's pay, in part, on achievement of the Company's goals;

     - to provide incentives to enhance stockholder value;

     - to provide competitive levels of compensation, to recognize individual initiative and achievement; and

     - to assist the Company in attracting talented executives to a challenging and demanding environment and to retain such executives for the benefit of the Company and its subsidiaries.

     Compensation arrangements for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and any increased responsibilities assumed by the executive. Bonus arrangements of certain executive officers are fixed by contract and are not contingent. The Company, from time to time, considers the payment of discretionary bonuses to its executive officers. Bonuses are determined based, first, upon the level of achievement by the Company of its goals and, second, upon the level of personal achievement by such executive officers.

     The compensation package of Mr. LeBow was negotiated and approved by the independent members of the Board in February 1992. The compensation of Mr. LeBow is set forth in an employment agreement between Mr. LeBow and the Company and until September 2000 was restricted by the VGR Holding notes indenture. See "Employment Agreements", above.

     The compensation package of Mr. Lorber was negotiated and approved by the Board of Directors of the Company on January 2001 when Mr. Lorber was elected President and Chief Operating Officer of the Company. At that time, Mr. Lorber's base salary from the Company was established at the same level as the consulting payments he had previously received from the Company and Liggett. See "Employment Agreements", above.

     The compensation package of Mr. Bernstein, as President and Chief Executive Officer of Liggett, was negotiated and approved by the board of directors of Liggett in September 2000. See "Employment Agreements", above.

     In 1993, Section 162(m) was added to the Internal Revenue Code of 1986. This section generally provides that no publicly held company shall be permitted to deduct compensation in excess of $1 million paid in any taxable year to its chief executive officer or any of its four other highest paid officers unless:

     - the compensation is payable solely on account of the attainment of performance goals;

     - the performance goals are determined by a compensation committee of two or more outside directors;

     - the material terms under which compensation is to be paid are disclosed to and approved by the stockholders of the Company; and

     - the compensation committee certifies that the performance goals were met.

     This limitation is applicable to the cash compensation paid by the Company to Mr. LeBow and the other named executives officers in 2001.

     The foregoing information is provided by the compensation committee of the Company.

                                          Robert J. Eide, Chairman
                                          Jeffrey S. Podell

AUDIT COMMITTEE REPORT

     The audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Composition and Independence. The audit committee of the board of directors is composed of three independent directors, as defined by New York Stock Exchange rules. The members of the audit committee are Robert J. Eide, Chairman, Jeffrey S. Podell and Jean E. Sharpe.

     Responsibilities. The responsibilities of the audit committee include, among other things, reviewing the services performed and to be performed by the Company's independent accountants, making recommendations regarding the engagement of the independent accountants and reviewing the quarterly and year-end financial statements of the Company with management and the independent accountants. The audit committee operates under a written charter adopted by the board of directors.

     Review with Management and Independent Accountants. In connection with the December 31, 2001 financial statements, the audit committee met and held discussions with management and the independent accountants. Management represented to the audit committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the consolidated financial statements with management and the independent accountants.

     The audit committee discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, received the written disclosures and letter from the independent accountants required by Independence Standards Board Statement No. 1, and discussed with the independent accountants, PricewaterhouseCoopers LLP, the firm's independence.

     Based upon its review of the financial statements, its discussions with management and the independent accountants, and the report of the independent accountants to the audit committee, the audit committee recommended to the board of directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission.

     This report is submitted by the audit committee of the Company.

                                          Robert J. Eide, Chairman
                                          Jeffrey S. Podell
                                          Jean E. Sharpe

     Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services for the audit of the annual financial statements of the Company and its consolidated subsidiaries and the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for the last fiscal year were $598,580.

     Financial Information Systems Design and Implementation Fees. There were no fees billed by PricewaterhouseCoopers LLP to the Company for financial information systems design and implementation.

     All Other Fees. Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the last fiscal year were $387,210. The audit committee has considered whether PricewaterhouseCoopers LLP's independence is compatible with rendering the non-audit services during the last fiscal year.

PERFORMANCE GRAPH

     The following graph compares the total annual return of the Company's Common Stock, the S&P 500 Index, the S&P MidCap 400 Index and the S&P Tobacco Index for the five years ended December 31, 2001. The graph assumes that $100 was invested on December 31, 1996 in the Common Stock and each of the indices, and that all cash dividends and distributions were reinvested. Information for the Company's Common Stock includes the value of the December 20, 2001 distribution to the Company's stockholders of shares of Ladenburg Thalmann Financial Services Inc. common stock and assumes the stock was held by such stockholders until December 31, 2001.

                              (PERFORMANCE GRAPH)

-------------------------------------------------------------------------------------
                             12/96     12/97     12/98     12/99     12/00     12/01
-------------------------------------------------------------------------------------
 Vector Group Ltd.            100       185       539       361       437      1,015
 S&P 500                      100       133       171       208       189        166
 S&P MidCap                   100       132       157       180       212        211
 S&P Tobacco                  100       124       150        73       144        161

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1995, the Company and New Valley entered into an expense sharing agreement pursuant to which lease, legal and administrative expenses are allocated to the entity incurring the expense. The Company was reimbursed $482,000 in 2001 under this agreement.

     In connection with the Company's convertible note offering in July 2002, the placement agent for the offering required that Bennett S. LeBow, the principal stockholder and Chairman of the Company, grant the placement agent the right, in its sole discretion, to borrow up to 3,150,000 shares of Common Stock from the principal stockholder or any entity affiliated with him during the three-year period ending June 29, 2004 and that he agree not to dispose of such shares during the three-year period, subject to limited exceptions. In consideration for the principal stockholder agreeing to lend his shares in order to facilitate the Company's offering and accepting the resulting liquidity risk, the Company agreed to pay him or an affiliate designated by him an annual fee, payable on a quarterly basis at his election in cash or shares of Common Stock, equal to 1% of the aggregate market value of 3,150,000 shares of Common Stock. For the six months ended December 31, 2001, the Company paid an entity affiliated with Mr. LeBow an aggregate of $593,854 in cash under this agreement.

     As of the record date, High River Limited Partnership, an investment entity owned by Carl C. Icahn, was the beneficial owner of 20.0% of the Common Stock. On May 31, 2001, the Company sold 1,721,311 shares of Common Stock to High River for $50 million at a price of $29.05 per share, pursuant to a stock purchase agreement dated May 16, 2001. The closing price per share of the Common Stock on the New York Stock Exchange on May 16, 2001 was $31.65. High River agreed, subject to various limitations, on behalf of itself, its affiliates and its donees not to sell these shares in the public market for a period of a year from the closing of the purchase.

     High River purchased $20 million of the Company's 6.25% convertible notes due 2008 as part of the Company's private offering of notes in July 2001. As of the record date, the notes are convertible into 601,323 shares of Common Stock. High River received interest payments on the notes of $625,000 during 2001.

     See also "Compensation Committee Interlocks and Insider Participation."

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP has been the independent accountants for the Company since December 1986 and will serve in that capacity for the 2002 fiscal year unless the board deems it advisable to make a substitution. It is expected that one or more representatives of such firm will attend the annual meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the annual meeting if they desire.

                                 MISCELLANEOUS

ANNUAL REPORT

     The Company has mailed, with this proxy statement, a copy of the annual report to each stockholder as of the record date. If a stockholder requires an additional copy of the annual report, the Company will provide one, without charge, on the written request of any such stockholder addressed to the Company's secretary at Vector Group Ltd., 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires directors and executive officers of the Company, as well as persons who own more than 10% of a registered class of the Company's equity securities, to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC and The New York Stock Exchange. These persons are also required by SEC regulations to furnish the Company with copies of all reports that they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during and with respect to the fiscal year ended December 31, 2001, all reporting persons have timely complied with all filing requirements applicable to them.

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 2003 annual meeting of stockholders of the Company pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices, 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, Attention: Marc N. Bell, Secretary, on or before December 16, 2002 in order to be eligible for inclusion in the Company's proxy statement relating to that meeting. Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely unless submitted by March 3, 2003.

OTHER MATTERS

     All information in this proxy statement concerning the Common Stock has been adjusted to give effect to the 5% stock dividends paid to the stockholders of the Company on September 30, 1999, September 28, 2000 and on September 28, 2001.

     The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for customary and reasonable expenses incurred in forwarding soliciting material to the beneficial owners of Common Stock.

     The board knows of no other matters which will be presented at the annual meeting. If, however, any other matter is properly presented at the annual meeting, the proxy solicited by this proxy statement will be voted in accordance with the judgment of the person or persons holding such proxy.

                                          By Order of the Board of Directors,

                                          /s/ Bennett S. LeBow
                                          -----------------------------------
                                          BENNETT S. LEBOW
                                          Chairman of the Board of Directors

Dated: April 15, 2002

                                VECTOR GROUP LTD.

                                      PROXY

    SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2002 ANNUAL MEETING OF
                        STOCKHOLDERS OF VECTOR GROUP LTD.


         The undersigned stockholder of Vector Group Ltd. (the "Company") hereby constitutes and appoints each of Joselynn D. Van Siclen and Marc N. Bell, attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the 2002 Annual Meeting of Stockholders of the Company, a Delaware corporation, to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Friday, May 17, 2002, at 11:00 a.m. local time, and at any adjournments or postponements thereof, with respect to the following on the reverse side of this proxy card and, in their discretion, on such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

                (TO BE CONTINUED AND SIGNED ON THE REVERSE SIDE)

[x]      PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.

Item 1.  Election of Directors:

         FOR all nominees named at right (except as indicated to the
         contrary)                                                           [ ]

         WITHHOLD AUTHORITY to vote for all nominees named at right          [ ]

         Nominees:  Robert J. Eide, Bennett S. LeBow, Howard M. Lorber,
                    Jeffrey S. Podell and Jean E. Sharpe

         (INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

-------------------------------------------------------------------------------

         If not otherwise directed, this proxy will be voted FOR the election of the nominees.

         The Board of Directors recommends a vote FOR all nominees in Item 1.

PLEASE DATE, SIGN AND MAIL AT ONCE IN THE ENCLOSED POSTPAID ENVELOPE.


Signature ________________ Date _______ Signature ________________ Date ________
                                                  IF HELD JOINTLY


NOTE: Please sign exactly as your name appears hereon. If signing as attorney, administrator, trustee, guardian or the like, please give full title as such. If signing for a corporation, please give your title.